EXHIBIT 10.1

BINDING TERM SHEET

THIS BINDING TERM SHEET (hereinafter referred to as this “Term Sheet”) is entered into as of this day 21st of April, 2017, by and among FIRST FOODS GROUP, INC., a Nevada corporation (the “Company” or “FIFG”), with offices at 720 Monroe Street, Suite E210, Hoboken, NJ 07030, and ODED BRENNER (“Brenner”), upon the following terms and conditions:

1) The Company and Brenner will form a new entity that will own the intellectual property rights to “Blue Stripes-Cacao Shop” (“IP Entity”), for the United States. Each will own 50% of the IP Entity.

2) The Company and Brenner will form a new entity (“Operating Entity”), of which, the Company shall own 51% and Brenner 49%, which will be granted the unlimited and exclusive license, at no cost, from IP Entity, to open company-owned and franchise locations under the “Blue Stripe-Cacao Shop” marks and to sell products under the “Blue Stripe” marks (the “Brand”), both at retail and via the internet.

3) The IP Entity will control and supervise the Brand and its menu, design, and any aspect of the roll-out of the Brand, nationally. Notwithstanding the equal ownership in the IP entity, Brenner shall have control over the creative process, branding, brand image, menu, design of prototypes and in laying the groundwork for the license agreement under which the operating entity will operate the coffee houses.

4) The Operating Entity will have total control over the development of the Brand and its franchise activities and other growth aspects of the Brand.

5) The Company shall have the right to invest up to $1.25M in Brenner’s Blue Stripes International company which owns the international rights to the Brand, and in exchange, the Company will receive 10% of the Blue Stripes international rights and development rights, outside the US. If the Company elects to invest $1.75M, it will receive 15%.

6) The funds invested by the Company shall also be allocated to building two prototype locations, in the NY metro area. One in New York City and the other in suburb of NYC, e.g. Long Island or Westchester. Funds from the raise up of capital will also be allocated to the development of the franchise materials, including legal documents and operations manuals, as well as the website and initial management team.

7) Brenner shall be paid an annual salary of $150,000 for developing the Brand identity and for creating the menu for the franchise operations.

8) The Company shall have 120 days from the date hereof to raise the necessary capital to accomplish Items 5, 6 and 7 above. During this window of time, the Company will attempt to identify the two locations mentioned in #6 above.

9) The Company will use its best efforts to negotiate a three-year employment agreement with Brenner, who will commit to work full-time for the Company and its subsidiaries/affiliates.

10) This Term Sheet has been duly and validly authorized and executed and delivered on behalf of Brenner and this Agreement constitutes a valid and binding agreement of Brenner and the Company enforceable in accordance with its terms.

11) The Board of Directors of the Company has authorized the execution and delivery of this Term Sheet by the Company and has approved this Term Sheet and the transactions contemplated hereby.

12) This Term Sheet may be terminated during the Due Diligence Period by the Company, at its sole discretion. Upon such termination, the parties hereto covenant to return all documents necessary for the other party to continue operations, as being conducted prior to the Due Diligence Period. This Term Sheet may be terminated by the Brenner (a) in the event that the Company does not meet the conditions precedent set forth herein, or (b) if the Closing, including a closing, has not occurred before______. If this Term Sheet is terminated pursuant to this section, this Agreement shall be of no further force or effect as to any party hereto, and no obligation, right or liability shall arise hereunder.

13) Each party hereto agrees with the other that, unless and until the transactions contemplated by this Term Sheet have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Term Sheet, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

14) Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Term Sheet and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) hour prior to the release thereof.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

FIRST FOODS GROUP, INC.

By: /s/ Harold Kestenbaum

Name: Harold Kestenbaum

Its: Chief Executive Officer

/s/ Oded Brenner

Name: Oded Brenner